Exhibit 4.34

MINISTRY OF THE RUSSIAN FEDERATION

FOR TELECOMMUNICATIONS AND INFORMATION TECHNOLOGIES

LICENSE

A 023303    No. 23756

In accordance with the applicable laws of the Russian Federation this permission is given to

Joint Venture, Closed Joint Stock Company

Sakhalin Telecom Mobile

Legal Address:

693016, Yuzhno-Sakhalinsk, Ul. Komsomolskaya, 213A

Type of Operations:

Lease of Telecommunications Channels

Conditions for carrying out this type of activity and the territory are set forth in the attachment which is an integral part hereof

Term of validity of the License:		until October 7, 2007

Services to be rendered as of
(no later than):		April 7, 2003

Date of registration of the License in the Unified Register of
Telecommunications Licenses:		October 7, 2002

First Deputy
Minister of the Russian
Federation for	/s/ B.D. Antonyuk
Telecommunications and	[Signature]	B.D. Antonyuk
Information Technologies	[Seal]

Ministry of the Russian Federation for Telecommunications and Information Technologies

CONDITIONS FOR CARRYING OUT ACTIVITIES

UNDER LICENSE NO. 23756

1. Joint Venture, CJSC Sakhalin Telecom Mobile (the Licensee) is hereby authorized to provide local, intra-zone communications channels and paths, physical links for transmission of telecommunications signals in the territory of Sakhalin Oblast.

The total number of tone frequency channels (main digital channels) organized by the Licensee, including as part of digital paths, shall be at least 210.

2. Communications channels and paths and physical links may be provided for the purposes of organization of telecommunications network provided that their owners hold the relevant licenses of the Ministry of the Russian Federation for Telecommunications and Information Technologies (Ministry of the Russian Federation for Telecommunications, State Committee of the Russian Federation for Telecommunications and Information Technologies, State Committee of the Russian Federation for Telecommunications) for internal production networks which do not provide telecommunications services for a fee, including those which have a connection to the public telecommunications network, and for organization of subscriber lines with a view to gain access to various telecommunications networks pursuant to the construction rules of same.

Communications channels and physical links may be provided for the purposes of organization of subscriber and connection lines of local telephone networks only within the territory of the relevant geographic numbering zones.

3. Telecommunications services with the use of radio electronic devices may be provided only after a permission of the State Radio Frequencies Service of the Ministry of the Russian Federation for Telecommunications and Information Technologies to use operating frequencies is obtained.

4. The use of communications channels and physical links of the public telephone network for transmission of telecommunications signals shall be effected under agreements with operators of the relevant public networks and subject to tariffs applicable to the given category of users.

5. The Licensee shall provide telecommunications services provided for in this License 24 hours a day on a daily basis, except for interruptions for necessary maintenance and repairs to be scheduled so as to minimize damage caused to the users.

6. The Licensee is required to provide users with telecommunications services which comply with the quality standards, technical parameters, certificates, and terms of the agreement for provision of telecommunications services.

7. The Licensee shall be liable to the users for failure to perform or improper performance of its obligations pursuant to the procedure and to the extent specified by the applicable laws of the Russian Federation.

8. The Licensee shall comply with the requirements of the Ministry of the Russian Federation for Telecommunications and Information Technologies concerning the procedure of use of telecommunications equipment in the Integrated Telecommunications Network of the Russian Federation.

Ministry of the Russian Federation for Telecommunications and Information Technologies

9. The Licensee shall comply with the requirements of the Agency of Telecommunications of the Russian Federation with respect to the traffic priority and provision of services.

In situations set forth by the laws of the Russian Federation the centralized management of Licensee’s telecommunications networks shall be effected directly by the Ministry of the Russian Federation for Telecommunications and Information Technologies.

10. At the request of the Ministry of the Russian Federation for Telecommunications and Information Technologies, the Licensee shall provide information on the technical condition and development prospects of the network, conditions for the provision of telecommunications services and existing tariffs.

11. In case of Acts of God, quarantine or any other natural or industrial force majeure events, the governmental authorities authorized thereto shall have the right of priority utilization and suspension of the operation of the Licensee’s network and telecommunications means.

12. The Licensee shall provide an absolute priority for all emergency messages related to personal safety at sea, or land, in the air or space, carrying out of emergency measures in the area of defense, security and law and order enforcement in the Russian Federation, as well as for messages on significant accidents, catastrophes, epidemics, epizootics and Acts of God.

13. The Licensee shall give priority to the use of telecommunications means manufactured in the Russian Federation pursuant to the Federal Law “On Communications”.

14. Licensee’s technical facilities can be constructed only upon availability of design documents prepared in compliance with Construction Norms and Rules and Industrial Technological Design Norms (SniP, VNTP) effective in the Russian Federation, and properly approved.

15. The Licensee’s technical devices shall be operated pursuant to the applicable operating norms and rules.

16. The tariffs for telecommunications services shall be established on a contractual basis.

In cases stipulated by the laws of the Russian Federation with regard to specific types of telecommunications services provided by telecommunications enterprises, the tariffs may be regulated by the state.

17. Expenses associated with design and construction of Licensee’s technical devices shall be at the Licensee’s cost.

18. Specific categories of state officers, diplomatic and consulate representatives of foreign states, representatives of international organizations, as well as specific groups of

Ministry of the Russian Federation for Telecommunications and Information Technologies

individuals may have certain privileges and priorities while using telecommunications in terms of the order of priority, procedure of use and the amount of payment for communications services.

The list of privileges as well as categories of officers and individuals who are entitled to such privileges and priorities shall be determined by the laws of the Russian Federation and regulatory acts of the political subdivisions of the Russian Federation, as well as by international treaties and agreements of the Russian Federation.

19. Use of technical communications devices owned by the Licensee or users shall be allowed subject to availability of compliance certificate of “Electrosvyaz” Compulsory Certification System.

Provision of services using the communications facilities hereunder may be commenced only subject to availability of telecommunications network operating permission issued by the Russian state communications and information technologies control authority.

20. The Licensee shall not prevent any reviews of the technical parameters of the network by the state telecommunications and information technologies control agencies of the Russian Federation, and, if necessary, must provide such agencies with access to its measuring devices to be used for such work.

21. The Licensee shall provide for strict confidentiality of communications.

Any information on messages being transmitted through the communications network of the Licensee, as well as the messages themselves may be disclosed only to the senders and addressees or their legal representatives.

Any tapping of telecommunications messages or any other limitation of communications confidentiality shall be permitted only on the basis of the applicable laws of the Russian Federation.

22. During development, creation and operation of the communications network, the Licensee shall, pursuant to the laws of the Russian Federation, render assistance and provide the search and detection agencies with the possibility of carrying out such search and detection actions using the communications network, and shall take measures to keep confidential all organizational and tactic methods of carrying out the mentioned activities.

Should communications means be used for criminal purposes harmful to the interests of individuals, society and the state, operation of the networks and communications equipment of the Licensee may be suspended by the state bodies authorized thereto in accordance with the laws of the Russian Federation.

Provision of communications channels to the users shall be effected after requirements of the Law of the Russian Federation On Search and Detection Activities in the Russian Federation are met.

23. The Licensee shall be obliged to take measures to prevent any unauthorized access to management of the network and any unauthorized control over its operations.

Ministry of the Russian Federation for Telecommunications and Information Technologies

24. This License shall be governed, construed and performed in accordance with the applicable laws of the Russian Federation.

25. The Licensee shall operate in accordance with the regulatory acts and applicable laws of the Russian Federation.

26. The Ministry of the Russian Federation for Telecommunications and Information Technologies reserves the right to introduce any amendments or supplements to this License to reflect any changes in the applicable laws of the Russian Federation.

27. The Licensee shall submit to local statistical agencies and to the Ministry of the Russian Federation for Telecommunications and Information Technologies periodic and annual state statistical reports on communications in accordance with the procedure established by the State Committee for Statistics of the Russian Federation.

Violation of the procedure for submitting statistical reports shall result in administrative liability in accordance with the applicable laws.

28. This License is not assignable to any other entity.

29. The Licensee shall effect payments out of revenues received for the rendered telecommunications and information technologies services to the account of the Ministry of the Russian Federation for Telecommunications and Information Technologies, pursuant to the standards established under Decree No. 380 of the Government of the Russian Federation of April 28, 2000.

Such transfers shall be effected on a monthly basis subject to the actual revenues received for the telecommunications and information technologies services rendered in the preceding calendar month, no later than the 20th day of the subsequent month. The amount to be transferred shall be adjusted on a quarterly basis upon filing of accounting statements with the tax agencies.

With a view to effecting control over complete transfers to the account of the Ministry of the Russian Federation for Telecommunications and Information Technologies, the Licensee shall, upon written request of the management of the department for control over telecommunications and information technologies in the relevant political subdivision of the Russian Federation, provide the corresponding accounting form which reflects the revenues from the provided telecommunications and information technologies services.

30. The License shall be registered upon its issuance with the relevant state telecommunications and information technologies control agency of the Russian Federation.

In case of any changes in the mailing or banking details or the telephone numbers, or in case of reorganization or liquidation of the legal entity, the Licensee shall inform thereof the Ministry of the Russian Federation for Telecommunications and Information Technologies and the territorial department of the state telecommunications and information technologies control which registered the License.

Ministry of the Russian Federation for Telecommunications and Information Technologies

First Deputy Minister
of the Russian Federation for
Telecommunications and	/s/ B.D. Antonyuk
Information Technologies	[Signature]	B.D. Antonyuk
[Seal]

Head of the Department
of the Organization	/s/ N.M. Popov
of Licensing Activity	[Signature]	N.M. Popov